Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

GSE Systems, Inc.
Sykesville, Maryland

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-183427, No. 333-150249 and No. 333-138702) of GSE Systems, Inc. of our report dated March 25, 2016, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

McLean, Virginia
March 25, 2016